Exhibit 4.2

THIRTY-EIGHTH SUPPLEMENTAL INDENTURE

Dated as of August 11, 2025

Supplementing that Certain

INDENTURE

Dated as of November 20, 2007

Between

FISERV, INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

5.250% SENIOR NOTES DUE 2035

i

Article X DEFEASANCE		38

Section 10.1	Covenant Defeasance	38

Article XI MISCELLANEOUS		38

Section 11.1	Survivability, Governing Law, etc.	38

ii

This Thirty-Eighth Supplemental Indenture, dated as of August 11, 2025 (the “Supplemental Indenture”), between Fiserv, Inc., a corporation duly organized and existing under the laws of the State of Wisconsin, having its principal office at 600 N. Vel R. Phillips Avenue, Milwaukee, Wisconsin (herein called the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association, as trustee hereunder (herein called the “Trustee”), supplements that certain Indenture, dated as of November 20, 2007, among the Company, certain subsidiaries of the Company and the Trustee (the “Indenture”).

RECITALS OF THE COMPANY

A. The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness to be issued in one or more series as provided for in the Indenture.

B. The Indenture provides that the Securities of each series shall be in substantially the form set forth in the Indenture, or in such other form as may be established by or pursuant to a Board Resolution or in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture, and may have such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor, the Code, or any applicable securities laws, or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution thereof.

C. The Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, Securities denominated as its “5.250% Senior Notes due 2035” pursuant to the terms of this Supplemental Indenture and substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor, the Code, or any applicable securities laws, or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1 Definitions.

The terms defined in this Section 1.1 have the respective meanings specified in this Section 1.1 for all purposes of this Supplemental Indenture and of any indenture supplemental hereto (except as herein or therein otherwise expressly provided or unless the context of this Supplemental Indenture or such indenture supplemental hereto otherwise requires):

“$” or “Dollars” means the lawful currency of the United States of America.

“Additional Amounts” has the meaning specified in Section 6.4.

“Additional Notes” means any Notes (other than the Initial Notes) issued pursuant to this Supplemental Indenture in accordance with Section 2.1(2) as part of the same series and with the same CUSIP and other identifying numbers as the Initial Notes; provided that if any Additional Notes are issued at a price that causes such Additional Notes to have “original issue discount” within the meaning of the Code, such Additional Notes shall not have the same CUSIP number as the Initial Notes.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of DTC, Euroclear, Clearstream or any other Depositary, in each case to the extent applicable to such transaction and as in effect from time to time.

“Applicable Threshold” has the meaning specified in the definition of “Permitted Sale-Leaseback Transaction.”

“Applied Amounts” has the meaning specified in the definition of “Permitted Sale-Leaseback Transaction.”

“Attributable Value” means, in respect of any sale-leaseback transaction, as of the time of determination, the lesser of (a) the sale price of the Principal Property involved in such transaction multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such sale-leaseback transaction and the denominator of which is the base term of such lease and (b) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease involved in such transaction (including any period for which the lease has been extended).

“Below Investment Grade Rating Event” means that the rating of the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies, and such lowering occurs on any date from the date of the public notice of the Company’s intention to effect a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies as a result of the Change of Control); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee and the Company in writing at its or the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and all warrants or options to acquire such capital stock.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries; (b) the approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Supplemental Indenture); (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (d) the Company consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other entity is converted into or exchanged for cash, securities or other Property (except when Voting Stock of the Company is converted into, or exchanged for, at least a majority of the Voting Stock of the surviving Person). Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if (x) the Company becomes a direct or indirect Wholly-Owned Subsidiary of a person and (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of such person are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Offer” has the meaning specified in Section 6.3(1).

“Change of Control Payment” has the meaning specified in Section 6.3(1).

“Change of Control Purchase Date” has the meaning specified in Section 6.3(3)(iii).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking S.A.

“Code” has the meaning specified in Section 2.1(2).

“Common Stock” means shares of the Company’s Common Stock, par value $0.01 per share, as they exist on the date of this Supplemental Indenture or any other shares of Capital Stock of the Company into which the Common Stock shall be reclassified or changed.

“Covenant Defeasance” has the meaning set forth in the Indenture as amended by this Supplemental Indenture except that the covenants included in such definition (including for purposes of determining whether an Event of Default under Section 501(4) of the Indenture shall have occurred) shall include those specified in, or added pursuant to, as the case may be, Sections 6.1, 6.2, 6.4, 7.1(2) and Article VIII of this Supplemental Indenture.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“DTC” means The Depository Trust Company, a New York corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System.

“Event of Default” has the meaning specified in Section 4.1.

“FIN 46 Entity” means any Person, the financial condition and results of which, solely due to Accounting Standards Codification 810 or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect (as amended, restated, supplemented, replaced or otherwise modified from time to time), such Person is required to consolidate in its financial statements. For purposes of this definition, “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.

“GAAP” means generally accepted accounting principles in the United States.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money of such Person, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments and (c) all indebtedness of any other Person of the foregoing types to the extent guaranteed by such Person, but only, for each of clauses (a) through (c), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person prepared in accordance with GAAP (but not including contingent liabilities which appear only in a footnote to a balance sheet); provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “Indebtedness” shall not include (1) any intercompany indebtedness between or among the Company and its Subsidiaries, (2) any indebtedness that has been defeased and/or discharged if funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance) have been irrevocably deposited with a trustee, paying agent or other similar Person for the benefit of the relevant holders of such indebtedness or (3) interest, fees, make-whole amounts, premium, charges or expenses, if any, relating to the principal amount of indebtedness.

“Initial Notes” means Notes in an aggregate principal amount of up to $1,000,000,000 initially issued under this Supplemental Indenture in accordance with Section 2.1(2).

“Interest Payment Date” has the meaning specified in Section 2.2(2).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent under any successor rating category) by Moody’s, BBB- (or the equivalent under any successor rating category) by S&P and the equivalent investment grade rating by any other Rating Agency, respectively.

“Lien” means any mortgage, pledge, lien or encumbrance.

“Margin Stock” means any “margin stock” (as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended or supplemented from time to time).

“Maturity Date” means August 11, 2035.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Net Worth” means, at any date, the sum of all amounts that would be included under shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end; provided that, for purposes of calculating shareholders’ equity, any accumulated other comprehensive income or loss, in each case as reflected on such consolidated balance sheet of the Company and its Subsidiaries determined in accordance with GAAP, shall be excluded; provided, further, that “Net Worth” shall be adjusted to give effect to each acquisition and disposition of assets other than in the ordinary course of business (including by way of merger) that has occurred on or prior to the date on which Net Worth is being calculated but after the immediately preceding quarter end as if such acquisition or disposition had occurred on the date of such immediately preceding quarter end.

“Notes” means the 5.250% Senior Notes due 2035 or any of them (each, a “Note”), as amended or supplemented from time to time, that are issued under this Supplemental Indenture, including both the Initial Notes and the Additional Notes, if any.

“Notice of Default” means a written notice of the kind specified in Section 4.1(3) or (4).

“Par Call Date” means May 11, 2035.

“Permitted Sale-Leaseback Transactions” means any sale or transfer by the Company or any of its Restricted Subsidiaries of any Principal Property owned by the Company or any of its Restricted Subsidiaries with the intention of taking back a lease thereof; provided, however, that “Permitted Sale-Leaseback Transactions” shall not include any such transaction involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six months with the intent that the use of the subject machinery and/or equipment shall be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date of this Supplemental Indenture and (b) that are material to the business of the Company and its Subsidiaries, taken as a whole, to the extent that the aggregate Attributable Value of the machinery and/or equipment from time to time involved in such transactions (giving effect to payment in full under any such transaction and excluding the Applied Amounts, as defined in the following sentence), plus the amount of obligations and Indebtedness from time to time secured by Liens incurred under Section 6.1(21), exceeds the greater of (i) $4,000,000,000 and (ii) 15.0% of Net Worth as determined at the time of, and immediately after giving effect to, the incurrence of such transactions based on the balance sheet for the end of the most recent quarter for which financial statements are available (such greater amount, the “Applicable Threshold”). For purposes of this definition, “Applied Amounts” means an amount (which may be conclusively determined by the Board of Directors of the Company) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the Notes or to the repayment of any indebtedness for borrowed money which, in accordance with GAAP, is classified as long-term debt and that is on parity with the Notes.

“Principal Property” means the real property, fixtures, machinery and equipment relating to any facility that is real property located within the territorial limits of the United States of America (excluding its territories and possessions and Puerto Rico) owned by the Company or any Restricted Subsidiary, except for any facility that (a) has a net book value, on the date the determination of whether such property is a Principal Property is being made for purposes of the covenants set forth in Section 6.1 and Section 6.2, of less than 2% of the Company’s Net Worth or (b) in the opinion of the Company’s Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Property” means, with respect to any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

“Purchase Notice” means a notice delivered by a Holder in accordance with Section 6.3 in the form set forth in Section 3.3.

“Rating Agency” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 3(a)(62) under the Exchange Act selected by the Company (as certified by an officer of the Company to the Trustee) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Supplemental Indenture.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Registrar” means the Security Registrar for the Notes, which shall initially be U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), or any successor entity thereof, subject to replacement as set forth in the Indenture.

“Regular Record Date” means, for interest payable in respect of any Note on any Interest Payment Date, the day (whether or not a Business Day) that is 15 days prior to the relevant Interest Payment Date.

“Restricted Subsidiary” means any Subsidiary of the Company that (a) constitutes a “significant subsidiary” (as such term is defined in Regulation S-X, promulgated pursuant to the Securities Act) and (b) owns a Principal Property, excluding: (i) Bastogne, Inc. and any bankruptcy-remote, special-purpose entity created in connection with the financing of settlement float with respect to customer funds or otherwise, (ii) any Subsidiary which is not organized under the laws of any state of the United States of America; (iii) any Subsidiary which conducts the major portion of its business outside the United States of America; and (iv) any Subsidiary of any of the foregoing.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or its successor.

“Second Change of Control Purchase Date” has the meaning specified in Section 6.3(6).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any Subsidiary or Affiliate thereof, on or prior to such date.

“Stated Maturity” means, when used with respect to the Notes or any installment of principal thereof or interest, if any, thereon, the date specified in such Note as the fixed date on which the principal of the Note or such installment of principal or interest, if any, is due and payable.

“Subsidiary” means, with respect to any Person (the “parent”), any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (excluding any FIN 46 Entity, but only to the extent that the owners of such FIN 46 Entity’s Indebtedness have no recourse, directly or indirectly, to such Person or any of its Subsidiaries for the principal, premium, if any, and interest on such Indebtedness) as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by such Person.

“Surviving Person” has the meaning specified in Section 8.1.

“Taxes” means any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto).

“Taxing Jurisdiction” has the meaning specified in Section 6.4.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (a) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the period to such Par Call Date, the “Remaining Life”); (b) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (c) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on such Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Vault Cash Operations” has the meaning specified in Section 6.1(19).

“Voting Stock” means, with respect to any Person, all classes of Capital Stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees of such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which 100% of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (b) any partnership, limited liability company or similar pass-through entity of which the sole partners, members or other similar persons in corresponding roles, however designated, are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Section 1.2 Provisions of General Application.

For all purposes of this Supplemental Indenture and of any indenture supplemental hereto (except as herein or therein otherwise expressly provided or unless the context of this Supplemental Indenture or such indenture supplemental hereto otherwise requires):

(1) the terms defined in this Article include the plural as well as the singular;

(2) other terms used in this Supplemental Indenture that are defined in the Indenture or the Trust Indenture Act, either directly or by reference therein, have the respective meanings assigned to such terms in the Indenture or the Trust Indenture Act, as the case may be, as in force at the date of this Supplemental Indenture as originally executed;

(3) all accounting terms not otherwise defined in the Indenture or this Supplemental Indenture have the meanings assigned to them in accordance with GAAP as in effect on the date of this Supplemental Indenture, but (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary of the Company at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(4) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Supplemental Indenture; and

(5) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

ISSUANCE OF SECURITIES

Section 2.1 Issuance of Notes; Principal Amount; Maturity.

(1) On August 11, 2025, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, the Initial Notes substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor, the Code, or any applicable securities laws, or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.

(2) The Initial Notes to be issued pursuant to this Supplemental Indenture shall be issued in the aggregate principal amount of $1,000,000,000 and shall mature on August 11, 2035 unless the Notes are redeemed or repurchased prior to that date in accordance with the provisions set forth in Sections 5.1, 5.2 or 6.3 hereof. The Initial Notes shall be offered by the Company at a price of 99.846% of the aggregate principal amount of such series. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $1,000,000,000, except for Notes issued, authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered. The Company may without the consent of the Holders, issue Additional Notes hereunder on the same terms and conditions (except for the issue date, public offering price and, if applicable, the payment of interest accruing prior to the issue date and the initial Interest Payment Date) and with the same CUSIP and other identifying numbers as the Initial Notes; provided that, if any Additional Notes are issued at a price that causes such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the United States Internal Revenue Code of 1986, as amended, and regulations of the United States Department of Treasury thereunder (the “Code”), such Additional Notes shall not have the same CUSIP number as the Initial Notes.

(3) The Notes shall be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Section 2.2 Interest.

(1) Interest on the Notes shall accrue at the per annum rate of 5.250% and shall be paid on the basis of a 360-day year of twelve 30-day months.

(2) The Company shall pay interest on the Notes semi-annually in arrears on February 11 and August 11 of each year (each, an “Interest Payment Date”), commencing February 11, 2026.

(3) Interest shall be paid on each Interest Payment Date to the registered Holders of the Notes on the Regular Record Date in respect of such Interest Payment Date.

(4) Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may ask Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes.

(5) If any Interest Payment Date, Maturity Date, Redemption Date or Change of Control Purchase Date falls on a day that is not a Business Day, the Company shall make the required payment of principal, premium, if any, and/or interest on the next such Business Day as if it were made on the date payment was due, and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, the Maturity Date or earlier Redemption Date or Change of Control Purchase Date, as the case may be, to the next such Business Day.

Section 2.3 Relationship with Indenture.

The terms and provisions contained in the Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

ARTICLE III

SECURITY FORMS

Section 3.1 Form Generally.

(1) The Notes shall be in substantially the form set forth in Section 3.2 of this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Supplemental Indenture and the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor, the Code, or any applicable securities laws, or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of such Notes. All Notes shall be in fully registered form.

(2) Purchase Notices shall be in substantially the form set forth in Section 3.3.

(3) The Trustee’s certificates of authentication shall be in substantially the form set forth in Section 3.4.

(4) The Notes shall be printed, lithographed, typewritten or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any automated quotation system or securities exchange (including on steel engraved borders if so required by any securities exchange upon which the Notes may be listed) on which the Notes may be quoted or listed, as the case may be, all as determined by the officers executing such Notes, as evidenced by their execution thereof.

(5) Upon their original issuance, the Notes shall be issued in the form of one or more Global Securities (each, a “Global Note”) in definitive, fully registered form without interest coupons. Each such Global Note shall be registered in the name of DTC, as Depositary, or its nominee, and shall be deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Notes shall be shown on, and transfers shall only be made through, the records maintained by DTC and its participants, including Clearstream and Euroclear.

Section 3.2 Form of Note.

[FORM OF FACE]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE

OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

FISERV, INC.

5.250% SENIOR NOTE DUE 2035

No. _____________	$ _____________

CUSIP NO. 337738 BQ0 ISIN NO. US337738BQ04

Fiserv, Inc., a corporation duly organized and existing under the laws of the State of Wisconsin (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of United States Dollars _____________ (U.S.$_____________) on August 11, 2035 and to pay interest thereon, from August 11, 2025, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be February 11 and August 11 of each year, commencing February 11, 2026, at the per annum rate of 5.250%, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the day that is 15 days prior to the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months.

Payments of principal (and premium, if any) and interest on this Note shall be made at the corporate trust office of the Trustee at 60 Livingston Avenue, St. Paul, Minnesota 55107-2292 or the office maintained from time to time by the Trustee in The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Notes, the Company shall make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Notes. With respect to certificated Notes, the Company shall make such payments by wire transfer of immediately available funds to a United States Dollar account maintained in The City of St. Paul, Minnesota or The City of New York to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds $5,000,000 or less aggregate principal amount of Notes, the Company shall make such payments by mailing a check to such Holder’s registered address.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

FISERV, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

1.

Indenture. This Note is one of a duly authorized issue of Securities of the Company designated as its “5.250% Senior Notes due 2035” (herein called the “Notes”), issued under an Indenture, dated as of November 20, 2007 (the “Base Indenture”), as supplemented by that certain Thirty-Eighth Supplemental Indenture, dated as of August 11, 2025 (the “Supplemental Indenture” and herein with the Base Indenture, collectively, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $1,000,000,000 in aggregate principal amount, except for Notes issued, authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered. Additional Notes may be issued in accordance with the provisions of Section 2.1(2) of the Supplemental Indenture.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict between this Note and the Indenture, the provisions of the Indenture shall govern.

2.

Optional Redemption. Prior to the Par Call Date, the Company may redeem the Notes, pursuant to Section 5.1 of the Supplemental Indenture, at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (a) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed discounted to the Redemption Date (assuming that the Notes matured on the Par Call Date), on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus 20 basis points, less interest accrued to the date of redemption; and (b) 100% of the principal amount of any Notes to be redeemed; plus, in either case, accrued and unpaid interest on the applicable Notes to, but not including, the Redemption Date. On or after the Par Call Date for the Notes, the Company may redeem the Notes in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

3.

Optional Tax Redemption. The Notes may be redeemed pursuant to Section 5.2 of the Supplemental Indenture, at the Surviving Person’s option, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed (and any Additional Amounts) to, but not including, the Redemption Date, if (a) at any time following a transaction to which the provisions of Section 801 of the Indenture applies, the Surviving Person is required to pay Additional Amounts pursuant to Section 6.4 of the Supplemental Indenture and (b) such obligation cannot be avoided by the Surviving Person taking reasonable measures available to it. Prior to the giving of any notice of redemption in respect of the foregoing, the Surviving Person shall deliver to the Trustee an opinion of independent tax counsel of recognized standing to the effect that the Surviving Person is or would be obligated to pay such Additional Amounts. No notice of redemption in respect of the foregoing may be given earlier than 90 days prior to the earliest date on which the Surviving Person would be obligated to pay Additional Amounts if a payment in respect of the relevant Notes were then due.

4.	Mandatory Redemption. Except as provided in Section 5 below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

5.

Change of Control Triggering Event. In the event of a Change of Control Triggering Event, the Holders may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, pursuant to the provisions of Section 6.3 of the Supplemental Indenture, upon providing to the Company or any Paying Agent the completed Purchase Notice in the form on the reverse hereof or otherwise in accordance with the Applicable Procedures of the Depositary.

If Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making such an offer in lieu of the Company as described in Section 6.3(5) of the Supplemental Indenture, purchase all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided that such notice is given not more than 60 days following such repurchase pursuant to the applicable Change of Control Offer) to redeem all Notes that remain Outstanding following such purchase on a date specified in such notice (the “Second Change of Control Purchase Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the Second Change of Control Purchase Date.

6.

Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

7.

Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable, or in certain circumstances, shall automatically become due and payable, in the manner and with the effect provided in the Supplemental Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, and, among other things, the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon, on or after the respective due dates expressed herein.

8.

Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

Notwithstanding any other provision in this note or in the Indenture, the Holder of this Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and (subject to Section 307 of the Indenture) interest on this Note on the respective Stated Maturities therefor (or, in the case of redemption, on the Redemption Date), and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

9.

Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at such office or agency of the Company as may be designated by it for such purpose in The City of St. Paul, Minnesota, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees by the Registrar. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at such office or agency of the Company. The Trustee upon such surrender by the Holder shall issue the new Notes in the requested denominations. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

10.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Paying Agent and any agent of the Company, the Trustee or any Paying Agent may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any Paying Agent or other such agent shall be affected by notice to the contrary.

11.	Governing Law. THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	as tenant in common	UNIF GIFT MIN ACT	___ Custodian ___

TEN ENT	as tenants by the entireties (Cust)		(Cust)	(Minor)

JT TEN	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act ___

(State)

Additional abbreviations may also be used though not in the above list.

Section 3.3 Form of Purchase Notice.

FORM OF PURCHASE NOTICE

(1) Pursuant to Section 6.3 of the Supplemental Indenture, the undersigned hereby elects to have this Note repurchased by the Company.

(2) The undersigned hereby directs the Trustee or the Company to pay it an amount in cash equal to 101% of the aggregate principal amount to be repurchased (as set forth below), plus interest accrued to, but excluding, the Change of Control Purchase Date, as applicable, as provided in the Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad 15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Principal amount to be repurchased:

Remaining aggregate principal amount following such repurchase (which must be U.S.$2,000 or an integral multiple of $1,000 in excess thereof):

NOTICE:	The signature to the foregoing election must correspond to the name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

Section 3.4 Form of Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ARTICLE IV

REMEDIES

Section 4.1 Events of Default.

Section 501 of the Indenture shall, with respect to the Notes, be replaced in its entirety by the following:

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 consecutive days;

(2) default in the payment of the principal of or premium, if any, on any Note at its Stated Maturity or when otherwise due and payable;

(3) default (which shall not have been cured or waived) (a) in the payment of any principal of or interest on any Indebtedness for borrowed money of the Company, aggregating more than $625,000,000 in principal amount, after giving effect to any applicable grace period or (b) in the performance of any other term or provision of any such Indebtedness of the Company, aggregating more than $625,000,000 in principal amount, that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 60 consecutive days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default and stating that such notice is a “Notice of Default” hereunder;

(4) default in the performance, or breach, of any covenant, agreement or warranty of the Company applicable to the Notes in this Supplemental Indenture, the Indenture as supplemented or amended or the Notes, and continuance of such default for a period of 90 consecutive days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(5) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company or any Restricted Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order (i) adjudging the Company or any Restricted Subsidiary of the Company a bankrupt or insolvent, (ii) that approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Restricted Subsidiary of the Company under any applicable Federal or State law, (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official in respect of the Company or any Restricted Subsidiary of the Company or in respect of any substantial part of the Property of the Company or any Restricted Subsidiary of the Company, or (iv) ordering the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary of the Company, and, in each case, the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(6) (a) the commencement by the Company or any Restricted Subsidiary of the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, (b) the consent by the Company or a Restricted Subsidiary of the Company to the entry of a decree or order for relief in respect of the Company or any Restricted Subsidiary of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Restricted Subsidiary of the Company, (c) the filing by the Company or a Restricted Subsidiary of the Company of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or State law, or the consent by the Company or a Restricted Subsidiary of the Company to the filing of such petition, (d) the consent by the Company or any Restricted Subsidiary of the Company to the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official in respect of the Company or a Restricted Subsidiary of the Company or of any substantial part of the Property of the Company or any Restricted Subsidiary of the Company or to any such custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official taking possession thereof, (e) the making by the Company or any Restricted Subsidiary of the Company of a general assignment for the benefit of creditors, (f) the admission by the Company or a Restricted Subsidiary of the Company in writing of its inability to pay its debts generally as they become due, or (g) the taking of corporate action by the Company or any Restricted Subsidiary of the Company in furtherance of any such action.”

Section 4.2 Acceleration of Maturity; Rescission and Annulment.

The second paragraph of Section 502 of the Indenture shall not be applicable to the Notes.

(1) The first paragraph of Section 502 of the Indenture shall, with respect to the Notes, be replaced in its entirety with the following:

“If an Event of Default, other than an Event of Default specified in Section 4.1(5) or Section 4.1(6) of this Supplemental Indenture, occurs with respect to the Outstanding Notes and is continuing, then either the Trustee, by notice to the Company, or the Holders of not less than 25% in principal amount of the Outstanding Notes, by notice to the Trustee and the Company, may declare the principal of, and premium, if any, and accrued and unpaid interest on, all of the Notes to be due and payable immediately. If an Event of Default specified in Section 4.1(5) or Section 4.1(6) of this Supplemental Indenture occurs, the principal amount of, and premium, if any, and accrued and unpaid interest on, all the Notes shall automatically become immediately due and payable without any declaration or act by the Trustee, the Holders of the Notes or any other party.”

ARTICLE V

REDEMPTION OF SECURITIES

The provisions of Article Eleven of the Indenture shall, with respect to the Notes, be replaced in their entirety with the provisions of this Article V.

Section 5.1 Optional Redemption.

(1) Prior to the Par Call Date, the Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed discounted to the Redemption Date (assuming that the Notes matured on the Par Call Date), on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus 20 basis points, less interest accrued to the date of redemption; and (ii) 100% of the principal amount of any Notes to be redeemed; plus, in either case, accrued and unpaid interest on the applicable Notes to the Redemption Date.

(2) On or after the Par Call Date for the Notes, the Company may redeem the Notes in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

Section 5.2 Optional Tax Redemption.

(1) The Surviving Person may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes being redeemed (and any Additional Amounts) to, but not including the Redemption Date, if (a) at any time following a transaction to which the provisions of Section 801 of the Indenture (as amended by this Supplemental Indenture) applies, the Surviving Person is required to pay Additional Amounts pursuant to Section 6.4 of this Supplemental Indenture and (b) such obligation cannot be avoided by the Surviving Person taking reasonable measures available to it.

(2) Prior to the giving of any notice of redemption in respect of the foregoing, the Surviving Person shall deliver to the Trustee an opinion of independent tax counsel of recognized standing to the effect that the Surviving Person is or would be obligated to pay such Additional Amounts.

(3) No notice of redemption pursuant to this Section 5.2 may be given earlier than 90 days prior to the earliest date on which the Surviving Person would be obligated to pay Additional Amounts if a payment in respect of the relevant Notes were then due.

Section 5.3 Optional Redemption Procedures.

(1) The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and the Applicable Procedures of the Depositary.

(2) The election of the Company to redeem any Notes pursuant to Section 5.1 or Section 5.2 shall be evidenced by a Board Resolution or an Officers’ Certificate issued pursuant to a Board Resolution.

(3) If the Company chooses to redeem less than all of the Notes pursuant to Section 5.1, then the Company shall notify the Trustee at least five days before giving notice of redemption, or such shorter period as is satisfactory to the Trustee, of the aggregate principal amount of the Notes to be redeemed and the Redemption Date.

In the case of a partial redemption, selection of the Notes for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less shall be redeemed in part.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Supplemental Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

(4) Notice of any redemption pursuant to Section 5.1 and Section 5.2 shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Applicable Procedures) at least 10 days but no more than 60 days before the Redemption Date to Holders of any Notes to be redeemed (with a copy to the Trustee), except that notice may be given more than 60 days prior to the date fixed for redemption if the notice is issued in connection with a Defeasance, Covenant Defeasance or satisfaction and discharge. Failure to give notice in the manner herein provided to the Holder of any Notes designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any Notes or portion thereof, and any notice given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the applicable Holder receives the notice.

All notices of redemption shall state:

(i) the Redemption Date;

(ii) the Redemption Price or the manner of calculating the Redemption Price (in which case no Redemption Price need be specified);

(iii) the aggregate principal amount of the Notes to be redeemed;

(iv) if less than all of the Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the portions of the principal amounts) of the particular Notes to be redeemed;

(v) that on the Redemption Date the Redemption Price shall become due and payable upon each such Note to be redeemed and that interest thereon shall cease to accrue on and after said date;

(vi) the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(vii) the CUSIP numbers of such Notes, if any (or any other numbers used by the Depositary to identify such Notes);

(viii) if the redemption is subject to the satisfaction of one or more conditions precedent, each such condition, and that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date; and

(ix) that, unless the Company defaults in paying the Redemption Price, interest shall cease to accrue on the Notes called for redemption on the Redemption Date.

Any notice of any redemption of Notes may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the relevant Redemption Date.

Notice of redemption of Notes to be redeemed shall be given by the Company or, on Company Request, by the Trustee at the expense of the Company. Any notice of redemption may provide that payment of the Redemption Price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(5) At or before 11:00 a.m., New York time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of money sufficient to pay the Redemption Price of all the Notes which are to be redeemed on that date.

(6) Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price; provided, however, that installments of interest whose Stated Maturity is prior to the Redemption Date shall be payable to the Holders of such Notes registered as such at the close of business on the relevant Regular Record Dates according to their terms.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the rate borne by the Note.

(7) Any Note which is to be redeemed only in part shall be surrendered at an office or agency in accordance with the notice of redemption (with, if the Company or the Trustee shall so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or its attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes of any authorized denominations as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

ARTICLE VI

PARTICULAR COVENANTS

Section 6.1 Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or assume, except in the Company’s favor or in favor of one or more of its Wholly-Owned Subsidiaries, any Lien on any Principal Property, or upon any Capital Stock or Indebtedness of any of the Company’s Restricted Subsidiaries, that secures any Indebtedness of the Company or such Restricted Subsidiary unless the Outstanding Notes are secured equally and ratably with (or prior to) the obligations so secured by such Lien, except that the foregoing restriction does not apply to any one or more of the following types of Liens:

(1) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code);

(2) Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of a similar nature, in each such case arising in the ordinary course of business;

(3) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other similar Liens arising in the ordinary course of business with respect to obligations (i) which are not more than 30 days’ past due or are being contested in good faith and by appropriate action or (ii) the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole;

(4) Liens for taxes, assessments, fees or governmental charges or levies which (a) are not delinquent, (b) are payable without material penalty, (c) are being contested in good faith and by appropriate action or (d) the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole;

(5) Liens consisting of attachments, judgments or awards against the Company or any of its Subsidiaries with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Company or any of its Subsidiaries;

(6) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially impair the operation of the business of the Company and its Subsidiaries taken as a whole;

(7) Liens existing on the date of the Supplemental Indenture and securing Indebtedness or other obligations of the Company or any of its Subsidiaries;

(8) statutory Liens in favor of lessors arising in connection with Property leased to the Company or any of its Subsidiaries;

(9) Liens on Margin Stock to the extent that a prohibition on such Liens pursuant to this Section 6.1 would violate Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended or supplemented from time to time;

(10) Liens on Property hereafter acquired by the Company or any of its Subsidiaries created within 365 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the Property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price or construction thereof; provided that the Lien secured thereby shall attach only to the Property so acquired or constructed and related assets (except that individual financings by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this clause (10));

(11) Liens in respect of financing leases and Permitted Sale-Leaseback Transactions;

(12) (a) Liens on the Property of a Person that becomes a Subsidiary of the Company after the date hereof; provided that (i) such Liens existed at the time such Person becomes a Subsidiary of the Company and were not created in anticipation thereof, (ii) any such Liens are not extended to any Property of the Company or of any Subsidiary of the Company, other than the Property or assets of such Subsidiary and (b) Liens on the proceeds of Indebtedness incurred to finance an acquisition, investment or refinancing pursuant to customary escrow or similar arrangements to the extent such proceeds (i) secure such Indebtedness or are otherwise restricted in favor of the holders of such Indebtedness and (ii) shall be required to repay such Indebtedness if such acquisition, investment or refinancing is not consummated;

(13) Liens on Property existing at the time of acquisition thereof and not created in contemplation thereof;

(14) Liens (a) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (b) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry, and (c) Liens on assets in order to secure defeased and/or discharged Indebtedness;

(15) Liens securing Securitized Indebtedness and receivables factoring, discounting, facilities or securitizations;

(16) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (7), (10), (12), (13), and (21) of this Section 6.1 to the extent that the principal amount secured by such Lien at such time is not increased (other than increases related to required premiums, accrued interest and reasonable fees and expenses in connection with such extensions, renewals, refinancings, substitutions or replacements); provided that such extension, renewal, refinancing, substitution or replacement Lien shall be limited to all or any part of substantially the same Property or assets that secured the Lien extended, renewed, refinanced, substituted or replaced (plus improvements on such Property and proceeds thereof);

(17) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.1;

(18) Liens upon specific items of inventory or other goods of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(19) Liens (a) that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of debt, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers in the ordinary course of business and (b) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (iv) of financial institutions funding the vault cash or other arrangements, pursuant to which various financial institutions fund the cash requirements of automated teller machines and cash access facilities operated by the Company or its Subsidiaries at customer locations (the “Vault Cash Operations”), in the cash provided by such institutions for such Vault Cash Operations;

(20) Liens pursuant to the terms and conditions of any contracts between the Company or any Subsidiary and the U.S. government; and

(21) other Liens; provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by Liens incurred pursuant to this paragraph (21), together with the aggregate principal amount secured by Liens incurred pursuant to paragraph (16) of this Section 6.1 that extend, renew, refinance, substitute for or replace Liens incurred under this paragraph (21) and the aggregate Attributable Value of any Property involved in a sale-leaseback transaction that is permitted to be incurred solely because it falls under the Applicable Threshold described in the proviso contained in the definition of “Permitted Sale-Leaseback Transactions,” would not exceed the greater of (i) $4,000,000,000 and (ii) 15.0% of Net Worth as determined at the time of, and immediately after giving effect to, the incurrence of such Lien based on the balance sheet for the end of the most recent quarter for which financial statements are available.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 6.1 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien giving rise to the obligation to equally and ratably secure the notes.

Section 6.2 Sale and Lease-Back Transactions.

Neither the Company nor any of its Restricted Subsidiaries may sell or transfer to any Person other than the Company or any of its Subsidiaries any Principal Property owned by the Company or any of its Restricted Subsidiaries with the intention of taking back a lease thereof, other than Permitted Sale-Leaseback Transactions.

Section 6.3 Right to Require Repurchase Upon a Change of Control Triggering Event.

(1) Upon the occurrence of any Change of Control Triggering Event, each Holder of Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein (provided that with respect to the Notes submitted for repurchase in part, the remaining portion of such Notes is in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”).

(2) Within 30 days following any Change of Control Triggering Event, the Company shall mail or deliver (or otherwise transmit in accordance with the Applicable Procedures) a notice to Holders of Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) a description of the transaction or transactions that constitute the Change of Control Triggering Event;

(ii) that the Change of Control Offer is being made pursuant to this Section 6.3 and that all Notes validly tendered shall be accepted for payment;

(iii) the Change of Control Payment and the “Change of Control Purchase Date,” which date shall be a Business Day that is no earlier than 10 days and no later than 60 days from the date such notice is given, other than as may be required by law; and

(iv) if the notice is mailed prior to the date of the consummation of the Change of Control, the notice shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Purchase Date; provided that if the Change of Control Triggering Event occurs after such Change of Control Purchase Date, the Company shall be required to offer to purchase the Notes as otherwise set forth in this Section 6.3.

(3) On the Change of Control Purchase Date, the Company shall be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered and not properly withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent shall promptly mail or deliver (or otherwise transmit) to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or with respect to Global Notes otherwise make such payment in accordance with the Applicable Procedures of the Depositary), and the Trustee shall promptly authenticate and mail or deliver (or cause to be transferred by book-entry) to each Holder of Notes properly tendered a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(4) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 6.3, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 6.3 by virtue of such conflicts.

(5) Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer for the Notes upon a Change of Control Triggering Event if (a) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer or (b) prior to the occurrence of the related Change of Control Triggering Event, the Company has given written notice of a redemption as provided under Section 5.1 unless the Company has failed to pay the Redemption Price on the Redemption Date.

(6) If Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making such an offer in lieu of the Company as described in Section 6.3(5) of this Supplemental Indenture, purchase all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided that such notice is given not more than 60 days following such repurchase pursuant to the applicable Change of Control Offer) to redeem all Notes that remain Outstanding following such purchase on a date specified in such notice (the “Second Change of Control Purchase Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the Second Change of Control Purchase Date.

Section 6.4 Additional Amounts.

If, following any transaction permitted by Section 801 of the Indenture (as amended by this Supplemental Indenture), the Surviving Person is organized under the laws of a jurisdiction other than the United States, any state or territory thereof or the District of Columbia, all payments made to each holder or beneficial owner by the Surviving Person under, or with respect to, the Notes shall be made free and clear of, and without withholding or deduction for or on account of, any Taxes imposed or levied by or on behalf of the jurisdiction of organization or tax residence of the Surviving Person or any political subdivision thereof or taxing authority therein (the “Taxing Jurisdiction”), unless such withholding or deduction is required by law or by the official interpretation or administration thereof.

If any amount for, or on account of, such Taxes is required to be withheld or deducted by the Surviving Person from any payment made under or with respect to the Notes to a holder or beneficial owner, the Surviving Person shall pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received by each Holder or beneficial owner (including Additional Amounts) after such withholding or deduction shall not be less than the amount such Holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(i) any Taxes imposed by the United States, including any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements (including any law implementing any such agreement) entered into in connection with the implementation thereof;

(ii) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or any beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust or entity) and a Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of such Note outside of the Surviving Person’s country of organization);

(iii) any Taxes that are imposed or withheld by reason of the failure by the relevant Holder or any beneficial owner of the Notes to comply on a timely basis with a written request of the Surviving Person addressed to such Holder or any beneficial owner to provide certification, information, documents or other evidence concerning the nationality, residence or identity of such Holder or beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the applicable Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such Taxes;

(iv) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, duty, assessment or governmental charge;

(v) any Taxes that are payable other than by deduction or withholding from a payment on or in respect of the Notes;

(vi) any Taxes that are withheld or deducted by a Paying Agent from a payment if the Notes were presented for payment by or on behalf of a Holder to such Paying Agent and such withholding or deduction could have been avoided by presenting the relevant notes to another Paying Agent;

(vii) any Taxes that are payable by any Person acting as custodian bank or collecting agent on behalf of a Holder, or otherwise in any manner which does not constitute a withholding or deduction by the Surviving Person, its Paying Agent, or any successor thereof from payments made by it;

(viii) any Taxes that are payable by reason of a change in law that becomes effective more than 15 days after the relevant payment becomes due and is made available for payment to the Holders, unless such Taxes would have been applicable had payment been made within such 15 day period;

(ix) any Taxes that are deducted or withheld pursuant to (a) any European Union directive or regulation concerning the taxation of interest income; (b) any international treaty or understanding relating to such taxation and to which the Taxing Jurisdiction or the European Union is a party or (c) any provision of law implementing, or complying with, or introduced to conform with, such directive, regulation, treaty or understanding; or

(x) any combination of the Taxes described above.

In addition, the Surviving Person shall not be required to pay Additional Amounts to a Holder that is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such note.

Whenever in this Supplemental Indenture, the Indenture, a Board Resolution, an Officers’ Certificate, or any Note, reference is made in any context to the principal of, and any interest on, any Note, such mention shall be deemed to include any relevant Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect of such Note.

The obligations described under this Section 6.4 shall survive any termination or discharge of the Indenture or this Supplemental Indenture, any Defeasance of the Notes and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Company or any Surviving Person is organized or any political subdivision or taxing authority or agency thereof or therein.

ARTICLE VII

SUPPLEMENTAL INDENTURES

Section 7.1 Supplemental Indentures without Consent of Holders of Notes.

Section 901 of the Indenture shall, with respect to the Notes, be replaced in its entirety with the following:

“Without the consent of any Holders of the Notes, the Company, when authorized by a Board Resolution, together with the Trustee, at any time and from time to time, may modify or amend the Indenture, this Supplemental Indenture and the terms of the Notes to:

(1) allow the successor (or successive successors) to the Company to assume the Company’s obligations under the Indenture, this Supplemental Indenture and the Notes pursuant to the provisions under Article VIII;

(2) add to the covenants of the Company for the benefit of the Holders of the Notes or the Trustee, Paying Agent, Registrar or other agent or similar Person or surrender any right or power conferred upon the Company under this Supplemental Indenture, the Indenture or the Notes;

(3) add any additional Events of Default;

(4) add to or change any provisions of this Supplemental Indenture, the Indenture or the Notes to the extent necessary to permit or facilitate the issuance of Notes in uncertificated form;

(5) amend or supplement any provisions of this Supplemental Indenture, the Indenture or the Notes to the extent such amendment or supplement does not apply to any outstanding Notes issued prior to the date of such amendment or supplement and entitled to the benefits of such provision;

(6) secure the Notes and provide for the terms of the release of such security;

(7) add guarantees with respect to the obligations of the Company under the Notes and provide for the terms of the release of such guarantees;

(8) provide for a successor Trustee with respect to the Notes or otherwise change any of the provisions of this Supplemental Indenture or the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee;

(9) provide for the issuance of Additional Notes to the extent permitted under the Indenture;

(10) provide for a co-issuer with respect to the Notes;

(11) cure any ambiguity, omission, defect or inconsistency, as determined in good faith by the Company;

(12) conform this Supplemental Indenture, the Indenture or the Notes to the Description of the Notes and Description of Debt Securities and Guarantees of Debt Securities contained in the Company’s prospectus supplement dated August 4, 2025 and prospectus dated April 24, 2025 relating to the Notes;

(13) comply with the rules and regulations of DTC or any other clearing system or Depositary and the rules and regulations of any securities exchange or automated quotation system on which the Notes may be listed or traded; or

(14) make any other amendment or supplement to this Supplemental Indenture, the Indenture or the Notes, as long as that amendment or supplement does not adversely affect the rights of the Holders of any Notes in any material respect, as determined in good faith by the Company.

No amendment to this Supplemental Indenture, the Indenture or the Notes made solely to conform this Supplemental Indenture, the Indenture or the Notes to the Description of the Notes and Description of Debt Securities and Guarantees of Debt Securities contained in the Company’s prospectus supplement dated August 4, 2025 and prospectus dated April 24, 2025 relating to the Notes, shall be deemed to adversely affect the interests of the Holders of the Notes.

Upon the request of the Company, when authorized by a Board Resolution, the Trustee shall join with the Company in the execution of any amended Supplemental Indenture authorized or permitted by the terms of the Indenture or this Supplemental Indenture and to make any further appropriate agreements and stipulations which may be contained therein.”

Section 7.2 Supplemental Indentures with Consent of Holders of Notes.

The first paragraph, including clauses (1) through (5) thereof, of Section 902 of the Indenture shall, with respect to the Notes, be replaced with the following:

“With the consent of the Holders of a majority in principal amount of the Outstanding Notes affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for purpose adding any provisions to or changing an any manner or eliminating any of the provisions of the Indenture, the Supplemental Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal of, or rate of interest on, any Note;

(3) reduce any amount payable upon the redemption or purchase at the option of the Holder of any Note;

(4) change any place of payment where, or the currency in which, any principal of, or premium, if any, or interest on, any Note is payable;

(5) impair the right to institute suit for the enforcement of any payment on, or with respect to, any Note on or after the Stated Maturity or Redemption Date; or

(6) reduce the percentage in principal amount of Outstanding Notes the consent of whose Holders is required for modification or amendment of the Indenture or this Supplemental Indenture or for waiver of compliance with provisions of the Indenture or this Supplemental Indenture or waiver of defaults, in each case, with respect to or in respect of provisions hereof and thereof that cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby.”

The second paragraph of Section 902 of the Indenture shall, with respect to the Notes, add the following as the last sentence thereto:

“In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes waive compliance with the Company’s covenants described under Section 6.1 and 6.2 of this Supplemental Indenture.”

ARTICLE VIII

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 8.1 Company May Consolidate, Etc. on Certain Terms.

Section 801 of the Indenture shall, with respect to the Notes, be replaced with the following:

“The Company shall not in a single transaction or a series of related transactions, consolidate or merge with or into any other Person, permit any other Person to consolidate with or merge into the Company or convey, transfer or lease all or substantially all of the Properties and assets of the Company and its Subsidiaries, taken as a whole, to any other Person, unless:

(1) the Company is the surviving entity, or the Person formed by such consolidation or merger (if other than the Company) or the Person to which all or substantially all of the Properties and assets of the Company and its Subsidiaries, taken as a whole, are conveyed, transferred or leased, as the case may be (the “Surviving Person”), shall be an entity organized and existing under the laws of the United States of America (or any state or territory thereof or the District of Columbia), the United Kingdom (or any constituent country thereof), Germany, France, Luxembourg, the Netherlands, Ireland or Canada (or any province or territory thereof) and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on the Outstanding Notes and the performance and observance of every covenant of this Supplemental Indenture and the Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to any such transaction and treating any Indebtedness that becomes an obligation of the Company or any Subsidiary of the Company as a result of such transaction as having been incurred by the Company or any Subsidiary of the Company at the time of such transaction, there shall not be any Default or Event of Default;

(3) if, as a result of any such transaction, the Properties or assets of the Company would become subject to a Lien which would not be permitted under Section 6.1 of this Supplemental Indenture, the Company or such successor Person, as the case may be, shall take those steps that are necessary to secure all the Outstanding Notes equally and ratably with Indebtedness secured by that Lien; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the consummation of the particular consolidation, merger, conveyance, transfer or lease under this Supplemental Indenture and the Indenture have been complied with.”

Section 8.2 Successor Corporation Substituted.

Section 802 of the Indenture shall, with respect to the Notes, be replaced with the following:

“Upon any consolidation or merger by the Company with or into any other Person or any sale, transfer, lease or conveyance of all or substantially all of the Properties and assets of the Company and its Subsidiaries, taken as a whole, to any other Person in accordance with Section 8.1, the successor Person formed by such consolidation or merger or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Supplemental Indenture and the Indenture with the same effect as if such successor Person has been named as the Company herein, and thereafter, except in the case of a lease to another Person, the predecessor Person shall be relieved of all obligations and covenants under the Indenture, this Supplemental Indenture and the Notes (to the extent the Company was the predecessor Person).”

ARTICLE IX

NO GUARANTORS

Article 15 of the Indenture shall not be applicable to the Notes.

ARTICLE X

DEFEASANCE

Section 10.1 Covenant Defeasance.

The provisions of Article Thirteen of the Indenture shall be applicable to the Notes, except that any reference to “Holders” in Section 1304(2), (3) of the Indenture shall be replaced by “beneficial owners” with respect to the Notes. For purposes of the foregoing, the phrase “and any covenants provided pursuant to Section 301(19)” appearing in the first sentence of Section 1303 of the Indenture, and words of like import appearing throughout the Indenture in furtherance of the application of the provisions of Article Thirteen of the Indenture to the Notes, shall be deemed to refer explicitly to the provisions of Articles VI (exclusive of Section 6.3 thereof to which the provisions of Article Thirteen of the Indenture shall not apply) and VIII of this Supplemental Indenture.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survivability, Governing Law, etc.

(1) The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects adopted, ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Supplemental Indenture and all its provisions shall be deemed a part thereof.

(2) In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(3) THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS AND RULES THEREOF.

(4) This Supplemental Indenture and the Notes (and each amendment, modification and waiver in respect of this Supplemental Indenture or the Notes) may be executed and delivered in counterparts (including by electronic transmission (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Trustee), each of which shall be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Supplemental Indenture by facsimile or any such electronic transmission shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable person. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

COMPANY	FISERV, INC.

	By:	/s/ Robert W. Hau
Name: Robert W. Hau
Title: Chief Financial Officer

TRUSTEE	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Yvonne Siira
Name: Yvonne Siira
Title: Vice President

[Signature Page to Thirty-Eighth Supplemental Indenture]